Exhibit 10.3

TRANSITION AGREEMENT AND LEGAL RELEASE

This transition agreement and legal release (the “Agreement”), dated as of the Effective Date specified below, is by and between Janus Management Holdings Corporation (the “Company”) and Gregory A. Frost (the “Executive”).  The Company and the Executive shall sometimes be collectively referred to as the “Parties.” As used in this Agreement, “Janus Entities” shall refer to the Company, together with all of its affiliated and related entities, parent companies, direct and indirect subsidiaries and funds, including without limitation Janus Capital Management LLC, Janus Capital International Limited, Janus Investment Fund and Janus Aspen Series (individually, “Janus Entity”).

Recitals

1.                                        Executive and the Company desire to modify their relationship to provide for a transition period and, ultimately, Executive’s resignation from the Company.

2.                                        Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship on and after the Effective Date.

Agreement

In consideration of the following obligations, the parties agree as follows.

1.                                        Effective Date and Separation Date.   The “Effective Date” shall mean July 15, 2011, and the Executive’s resignation from the Company shall be effective on July 29, 2011 or such earlier date as Executive’s employment is terminated as provided herein (the “Separation Date”).

2.                                        Transition Period.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”).

3.                                        Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Transition Period:  (A) the Executive shall serve as Executive Vice President, Principal Financial Officer, Chief Financial Officer and Treasurer of Janus Capital Group Inc. (“JCGI”), or in such other executive position as may be reasonably designated by JCGI’s Chief Executive Officer (“CEO”); and (B) the Executive’s services shall primarily be performed in Denver, Colorado, although Executive agrees to travel to the extent reasonably necessary to perform his duties hereunder.  During the Transition Period, and excluding any periods of disability and vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his attention and time during normal business hours to the business and affairs of the Company as reasonably directed or specified by the CEO, and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities, subject to Executive’s ability to (A)  serve on corporate, civic or charitable boards or committees; provided that such service must be disclosed to and approved by the Company in advance, pursuant to Company policy, (B) deliver lectures or fulfill speaking engagements; provided that such engagements must be disclosed to and approved by the Company in advance, pursuant to Company policy, and (C) manage personal investments; all so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, Company policies and applicable law.

(ii)                                      During the Transition Period, Executive shall report to the CEO and may serve as a member of the Executive Committee at the CEO’s discretion.  During the Transition Period, Executive’s job duties shall encompass only matters as may be reasonably assigned to him from time to time by the CEO.  Executive and the Company acknowledge and agree that, during the Transition Period, most if not all of Executive’s principal responsibilities will be transferred to other Company executives, and that, therefore, Executive’s day-to-day job functions will change substantially as the Transition Period progresses.  Executive and the Company also acknowledge and agree that while Executive will throughout the Transition Period remain a member of the Company’s senior executive team and in that capacity will be required and expected to perform only executive-level job functions, it may be inappropriate or unnecessary to include Executive in all executive-level meetings that the Company may conduct during the Transition Period.  Notwithstanding the foregoing, the Company agrees that during the Transition Period Executive will be assigned only executive-level responsibilities that are consistent with his skills, experience and status within the Company.

(iii)                                   As of the Separation Date, Executive shall resign from all positions with the Company and all affiliates thereof, including without limitation employment, membership on boards of directors, and committee memberships.  Thereafter, Executive shall not be an employee of the Company or any affiliate, and except as provided in Section 5(b)(ii) and Section 6, Executive shall not be entitled to participate in any employee benefit or fringe benefit program of any kind.

(b)                                    Compensation.

(i)                                  Base Salary.  During the Transition Period, the Executive shall receive a base salary (“Base Salary”) payable in cash at the rate of $33,333.33 per month, less legally required tax and other withholdings elected by Executive.  The Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than semi-monthly.

(ii)                                Long-Term Incentive Compensation.  Executive shall not be eligible to receive any further awards under any of the Company’s long-term incentive (“LTI”) plans.  All long-term incentive awards (e.g. restricted stock, stock options and mutual fund unit awards) or other incentive awards previously granted to the Executive (collectively, “Incentive Awards”) shall remain outstanding and continue to vest during the Transition Period in accordance with the terms of their respective award agreements.

(iii)                            Incentive, Savings and Retirement Plans.  During the Transition Period, but not thereafter, the Executive shall be entitled to participate in all other Company incentive plans, practices, policies and programs, and all Company savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the executives who sit on the Janus Capital Management LLC Executive Committee (collectively, “Peer Executives”).  Vesting of any Company contributions to Executive’s 401(k), Profit Sharing and Employee Stock Ownership Plan as amended (“401(k) Plan”) account shall be in accordance with the terms of the 401(k) Plan.

(iv)                           Welfare Benefit Plans.  During the Transition Period, but not thereafter, the Executive and the Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all elected benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to Peer Executives.  Notwithstanding the foregoing, Executive shall be eligible, upon the terms and conditions set forth in Section 5(b)(ii), below, to continued participation in certain employee benefits plans following the termination of his employment.

4.                                        Termination of Employment.

(a)                                  Death.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Transition Period.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Transition Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                         the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Janus Capital Group Inc. Board of Directors (the “Board”) or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and which gives the Executive a reasonable opportunity of not less than thirty (30) days to cure the deficiency noted therein; or

(ii)                                      the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)                                   conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

(iv)                                  a willful material breach by the Executive of any material provision of this Agreement; or

(v)                                     a willful violation of any regulatory requirement, or of any material Company policy or procedure, that is demonstrably injurious to the Company; or

(vi)                                  Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)                                  Termination by Executive.  Executive may terminate his employment at any time upon fourteen (14) calendar days prior notice to the Company.

5.                                        Obligations of the Company Upon Termination.

(a)                                     Upon any termination of Executive’s employment, the Company shall pay to the Executive, in a lump sum in cash within ten (10) business days after the date of termination, the Executive’s Base Salary through the date of termination, all to the extent not yet paid as of the date of termination.

(b)                                    Severance Benefit.  If the Company terminates the Executive’s employment other than for Cause or Executive’s employment terminates due to death during the Transition Period, or if the Executive’s employment shall terminate on the Separation Date, then conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A:

(i)                                         within ten (10) business days after the Separation Date or after the expiration of the revocation right set forth in Exhibit A, whichever is later, the Company shall pay to the Executive a lump sum cash payment of $550,000.00, less legally-required withholdings and any withholdings elected by Executive; and

(ii)                                  the Executive’s current benefit elections and coverage will continue until July 31, 2011, with the exception of long term and short term disability which will terminate on the Separation Date.  If Executive timely elects to participate in the Consolidated Omnibus Budget Reconciliation Act (COBRA) program, then the Company will pay directly to the insurance carrier(s) up to five (5) months of COBRA premiums following the Separation Date for medical, dental and vision insurance (“COBRA Benefit Termination Date”); provided that Executive’s right to such benefits continuation shall terminate as of any earlier date on which he becomes eligible for substantially similar medical, dental and visions benefits under another employer’s benefit plans.  Executive will receive paperwork from the Company’s administrator, SHPS, regarding continuation of Executive’s welfare benefits and must complete and return it timely in order to activate coverage.  The Executive shall notify Tracy Shepard, Senior Benefits Specialist, at (303) 336-4292, if other employment is secured or if the Executive is covered by another plan prior to the COBRA Benefit Termination Date; and

(iii)                                   subject to the approval of the JCGI Compensation Committee and in consideration of Executive’s agreements in this Agreement and his further agreement to make himself reasonably available to answer questions of JCGI senior management through December 31, 2011, the Company shall cause the acceleration of vesting for the portion of Executive’s unvested Incentive Awards, if any, that would vest on February 1, 2012, with such vesting to occur within ten (10) business days after the Separation Date or after the expiration of the revocation right set forth in Exhibit A, whichever is later; and

(iv)                                  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).

(c)                                 Incentive Awards.

(i)                                         after giving effect to any accelerated vesting of Executive’s Incentive Awards pursuant to Section 5(b)(iii) above, all of Executive’s unvested Incentive Awards as of the Separation Date shall be terminated, forfeited and cancelled, and the Executive shall have no right to compensation, remuneration, distributions or dividends with respect to such unvested Incentive Awards.

(ii)                                      all of Executive’s unexercised, vested and non-expired JCGI stock options (including any stock options vested pursuant to Section 5(b)(iii)) will only be exercisable by Executive in whole or in part, within three (3) months after the Separation Date.

(d)                                 Death.   If the Executive’s employment is terminated by reason of the Executive’s death during the Transition Period, the Company shall as soon as practicable thereafter provide to the Executive’s estate or beneficiaries the benefits set forth in Section 5(b)(i), 5(b)(ii) and 5(b)(iii) above, and shall have no other severance obligations.

(e)                                     Cause; Voluntary Termination.  If the Executive’s employment shall be terminated for Cause or the Executive voluntarily terminates his employment during the Transition Period, the Company shall be required only to pay to the Executive (i) his Base Salary as provided in Section 5(a), and (ii) the Other Benefits (as defined in Section 6), in each case to the extent theretofore unpaid.

(f)                                       Excise Tax.  Notwithstanding any other language to the contrary in this Agreement, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Internal Revenue Code (“Code”) otherwise due or payable the Executive under this Agreement if that portion would cause any excise tax imposed by Section 4999 of the Code to become due and payable by the Executive.

6.                                     Non-exclusivity of Rights.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliate for which the Executive may qualify.  Amounts that are vested benefits, which consist of any compensation previously deferred by the Executive, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the date of termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding any provision of any other agreement or arrangement, the Executive shall not be entitled to receive any payments or benefits under any severance program other than those that are described and anticipated under this Agreement.

7.                                        Tax Issues.  Executive agrees to pay all taxes relating to or arising from any payment made or consideration provided pursuant to this Agreement; provided, however, that all payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

8.                                       Expense Reimbursement. The Company shall reimburse Executive for Executive’s reasonable business expenses related to Executive’s employment with the Company through the Separation Date, consistent with the Company’s policies, and conditioned on Executive’s presentation to the Company, before the Separation Date, of documentation verifying such expenses.

9.                                       Release of Claims by Executive.

(a)                                  With the exception of Executive’s rights under this Agreement and Executive’s vested rights, if any, in the 401(k) Plan, Executive, individually and on behalf of Executive’s heirs, successors and assigns, hereby releases, waives and discharges the Company, and all Released Parties (as defined below) from any and all Claims (as defined below) that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, the following:

(1)                                  any event or act of omission or commission occurring on or before the Effective Date, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Effective Date;

(2)                                  Executive’s association and/or employment with the Janus Entities or the termination of such association or employment with the Janus Entities, including but not limited to Claims arising under federal, state, or local laws prohibiting discrimination based on disability, handicap, age, sex, race, national origin, religion, retaliation, sexual orientation or any other form of discrimination, such as:

(i)                                     the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.;

(ii)                                  the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.;

(iii)                               Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.;

(3)                                  Claims for intentional infliction of emotional distress; tortious interference with contract or prospective advantage, and any other tort claims;

(4)                                  Claims for breach of express or implied contract; and under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Released Parties;

(5)                                  Except as otherwise provided in this Agreement, Claims relating to any Janus incentive benefit or award that had not vested by its own terms as of the Separation Date.

Notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section 9 shall not extend to (i) any rights arising under or recognized by this Agreement; (ii) any benefits or claims for benefits under any welfare benefit plans accrued as of the date hereof; (iii) any vested rights under any pension, retirement, profit sharing or similar plan; (iv) Executive’s rights, if any, to indemnification or defense under any Janus Entity certificate of incorporation, bylaw and/or policy or procedure, or Janus Entity insurance contract, in connection with Executive’s acts or omissions within the course and scope of Executive’s employment with the Company; and (v) any rights arising under COBRA.

The term “Released Parties” as used in this Agreement includes the Company and any subsidiary, parent or affiliated companies and corporations, including but not limited to each of the Janus Entities, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective funds and trusts, and their respective present or former directors, officers, members, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective predecessors, successors, heirs and assigns of any of the above described persons or entities.

The term “Claims” as used in this Agreement includes any claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether in law or in equity, whether known or unknown, or whether fixed or contingent.

(b)                                 As an additional express condition to the Company’s obligation pursuant to Section 5 above, Executive shall execute and return to the Company the Supplemental Release attached hereto as Exhibit A.

(c)                                  Executive hereby represents and warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of Colorado or other applicable state’s worker’s compensation laws, that has not as of the Effective Date been made the subject of a claim for Workers’ Compensation benefits, and Executive agrees that Executive will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability.  Executive has specifically been advised and urged by the Company to consult with Executive’s attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence, as well as to all other provisions in this Agreement.  Executive understands and agrees that by signing this Agreement Executive is giving up Executive’s right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from association and/or employment, and/or any and all contracts between

Executive and any Janus Entity, express or implied.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Agreement.

(d)                                 Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iii) has been advised by the Company to consult with an attorney before signing this Agreement; and (iv) will be given up to twenty-one (21) calendar days from the Effective Date to consider whether to sign this Agreement.  For a period of seven (7) calendar days after the Agreement is executed, Executive may, in Executive’s sole discretion, rescind this Agreement, by delivering a written notice of rescission to Tiphani Krueger, Senior Vice President of Human Resources, 151 Detroit Street, Denver, Colorado 80206.  If Executive rescinds this Agreement within seven (7) calendar days after the Agreement has been executed, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If Executive does not rescind this Agreement within seven (7) calendar days after the Agreement has been executed, this Agreement shall become final and binding and shall be irrevocable except as otherwise provided in Section 14(a).

10.                                 Restrictive Covenants.

(a)                                  Executive shall not (nor shall Executive cause, or provide substantial assistance to, anyone else to) disclose or use for any purpose any proprietary, trade secret and/or confidential information of any Janus Entity, which includes, but is not limited to, confidential information of third parties entrusted to any Janus Entity, and other matters not generally known outside Janus Entities, which if disclosed would have a detrimental effect on any of the Janus Entities and/or its business, customers, or clients, such as data relating to a Janus Entity’s general business operations, sales, costs, profits, financial data, corporate structure, organizations, customer/client lists, business and marketing plans/strategies, and employee, consultants or other human resources, including information concerning their capabilities, and work performance, whether or not such information was produced in whole or in part by Executive. This Agreement shall not prohibit the disclosure by Executive of information that already is in the public domain through no fault of Executive.  Notwithstanding any other provision of this covenant, this covenant shall not prohibit Executive from complying with any valid subpoena or court order; provided that Executive shall not be entitled to make any disclosure pursuant to subpoena or court order unless Executive has first given the Company, through its general counsel, written notice of, and a copy of, any subpoena or other legal process purporting to require the disclosure of information rendered confidential by this paragraph, as soon as practicable after Executive receives such subpoena or other legal process.  Notwithstanding any other provision of this Agreement, so long as Executive complies with Executive’s obligations under this Agreement, this Agreement shall not prevent Executive from serving as a future consultant to the Company or any Janus Entity on a contract basis.  In the event that Executive violates any provision of this paragraph, Executive shall forfeit and immediately repay to the Company all severance provided to Executive under Section 5(b) of this Agreement.

(b)                                 Executive represents that by the Separation Date or such earlier date as the Company requests, Executive will return to the Company all Janus Entity property in Executive’s possession, custody or control, including without limitation all records (whether in written, electronic or other form) constituting or reflecting any Janus Entity trade secret or other confidential research, development or commercial information and all other Janus Entity property in Executive’s possession or control (including but not limited to Janus Entity identification or access cards); and that Executive has not and will not retain any copies or originals of any such Janus Entity property or records or give copies of any such property or records to any third party.  In the event that Executive fails to do so, Executive’s action will be considered a material breach of this Agreement and will relieve the Company of its obligations under this Agreement, including but not limited to its obligation to pay severance compensation to Executive as provided under Section 5 (b) of this Agreement; provided that Executive will remain bound by and subject to the obligations and legal releases of Executive under this Agreement.  Executive is advised that, regardless of whether Executive decides to sign and return this Agreement to the Company, Executive is still legally obligated to immediately return any and all Janus Entity property in Executive’s possession to the Company.  Executive’s failure to return Janus Entity property will constitute an act of conversion and/or theft that is legally actionable by the Company or other Janus Entity.

(c)                                  In accordance with prior contractual obligations under certain Incentive Awards, Executive warrants and represents that Executive has not (i) knowingly and directly solicited, hired or attempted to hire, or assisted another in soliciting, hiring or attempting to hire, on behalf of any Competitive Business, any person who is an employee or contractor of the Company or Janus Entities; or (ii) knowingly and directly diverted, attempted to divert, or solicited, or assisted another in diverting, attempting to divert or soliciting, the customer business of any Protected Client on behalf of a Competitive Business.  For purposes of this article 8, “Competitive Business” means any business that provides investment advisory or investment management services or related services; and “Protected Client” shall mean any person or entity to whom the Company or Janus Entities provided investment advisory or investment management services at any point during the six (6)  months preceding Executive’s Separation Date.

For twelve (12) months after the Separation Date, Executive shall not: (i) knowingly and directly solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, any person who is an employee or contractor of the Company or Janus Entities; or (ii) knowingly and directly interfere, divert, attempt to divert, or solicit, or assist another in interfering, diverting, attempting to divert or soliciting, the customer business of any Protected Client.

This subparagraph (c) is a material term of this Agreement and in the event that Executive violates any provision of this subparagraph, Executive shall forfeit and immediately repay to the Company all severance provided to Executive under Section 5(b) of this Agreement.

(d)                                 Executive acknowledges that the restrictive covenants set forth in the preceding subparagraph are reasonable and that irreparable injury will result to the Company in the event of any breach by Executive of such covenants, and that said covenants are an essential condition of this Agreement.  In the event any of the covenants set forth in the preceding subparagraph are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief from a court to restrain the violation of such covenants by Executive by any person or persons acting for or with Executive in any capacity whatsoever.

11.                                 Confidentiality.

(a)                                  Executive agrees that Executive will keep the terms of this Agreement strictly confidential, and that Executive will not disclose same in any way, and will not make any representation or other communication (orally or in writing) regarding the terms of this Agreement to anyone, for any reason whatsoever, without the express written consent of the Company, unless the disclosure, representation or communication (i) is compelled by law, (ii) is to an attorney and/or a financial advisor of Executive and is necessary for the rendition of professional advice to Executive (the restrictions stated in this paragraph shall automatically apply to the attorney and/or financial advisor and Executive shall so advise the attorney and/or financial advisor), or (iii) is to Executive’s immediate family (the restrictions stated in this paragraph shall automatically apply to the immediate family member and Executive shall so advise the immediate family member).  Executive shall not be entitled to make any disclosure pursuant to subpart (i), above, unless Executive has first given the Company, through its general counsel, written notice of, and a copy of, any subpoena or other legal process purporting to require the disclosure of information rendered confidential by this paragraph, as soon as practicable after Executive receives such subpoena or other legal process.

(b)                                 The Company will disclose information relating to this Agreement only on a need-to-know basis, as determined by the Company in its sole discretion but subject to JCGI’s public disclosure requirements as determined by legal counsel for JCGI.

(c)                                  Notwithstanding any other provision of this Agreement, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure, provided that in connection with any such disclosure all references to the amounts paid pursuant to this Agreement, and other figures from which such amounts may be estimated or calculated, shall be redacted.

12.                                 Cooperation in Litigation.  Executive agrees to cooperate upon the reasonable, written request of and at the reasonable expense of the Company, by making himself reasonably available to provide information that may, in the exclusive discretion of the Company or its attorneys, assist or be relevant to any litigation in a civil, criminal or administrative proceeding or other dispute, including specifically, but not exclusively, depositions, meetings in advance of depositions, meetings in advance of trial or hearing, and trial or hearing, relating to or arising from the business, acts or claimed omissions of the Company or any other Janus Entity.  Executive shall testify fully and truthfully in any civil, criminal or administrative proceeding.  The Company shall compensate Executive for Executive’s reasonable out-of-pocket expenses incurred in connection with such testimony, but in no event shall Executive be entitled to be reimbursed for Executive’s time.

13.                                 Non-disparagement Covenant.  Executive covenants never to disparage the Company or any Janus Entity, or of any product or service of the Company or any Janus Entity, or of any past or present employee, officer or director of the Company or any Janus Entity, or of any member of any Board of Trustees or Board of Directors of any entity affiliated with the Company. In addition, the Company covenants that no member of either of the executive management committees or the Board of Directors of JCGI while employed by or associated with the Company shall make any false, disparaging, or derogatory statements about the Executive to any third party.  Nothing in this paragraph shall preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding or investigation pursuant to subpoena or other legal process. If a Party violates any provision in this paragraph 13, the breaching Party shall be liable to the other Party for liquidated damages, not a penalty, in the amount of $10,000.00 for each violation.

14.                                 Miscellaneous.

(a)                                  Entire Agreement; Modification.  This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, terminates all prior agreements, arrangements and understandings relative to said subject matter, and any other purported employment agreements between the parties.  No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by all parties to this Agreement.  No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party hereto shall be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.  No representation, promise, or inducement has been made to or relied upon by or on behalf of any party hereto concerning the subject matter hereof which is not set forth in this Agreement. In particular, Executive shall receive no salary, vacation pay, sick leave, benefit, payment, additional incentive compensation, bonus, stock award, or other compensation related to Executive’s employment with the Company other than the consideration set forth herein, and Executive hereby agrees that Executive is not entitled to same.  Executive further agrees that the only things of value that Executive is to receive under this Agreement are fully described in the Agreement’s express terms, that Executive has no side or unwritten agreements with the Company or any other Janus Entity or any employee thereof, and that in signing this Agreement Executive has not relied on the statements of anyone representing or associated with the Company or any other Janus Entity concerning the facts or law relating to Executive’s employment with and resignation from the Company or any other Janus Entity, or any other issue relating to this Agreement.

(b)                                 No Admission of Liability.  By entering into this Agreement, neither the Company nor Executive admits any impropriety, wrongdoing or liability of any kind whatsoever.

(c)                                  Non-Waiver.  The failure to enforce any right arising under this Agreement on one or more occasions shall not operate as a waiver of that right under this Agreement on any other occasion.

(d)                                 Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall not affect or impair the validity, legality and enforceability of the other provisions.

(e)                                  Governing Law.  This Agreement shall be governed and construed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. The parties agree that the courts located within the City of Denver, State of Colorado shall be the proper venue within which all disputes related to, connected with or otherwise arising out of this Agreement must be brought. Executive expressly consents to the jurisdiction of the courts located within the City of Denver, State of Colorado.

(f)                                    Other Agreements.  Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(g)                                 Burden of Proof.  Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(h)                                 Construction.  The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms, in consultation with counsel of their own choosing.  Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

(i)                                     Headings.  Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(j)                                     Gender and Number.  Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(k)                                  Acknowledgment.  By signing this Agreement, Executive acknowledges that Executive has carefully read and understands all the terms and provisions of this Agreement and has given them careful consideration, and that Executive voluntarily signs this Agreement as Executive’s own free act without coercion or duress.

(l)                                     Counterparts.  This Agreement may be signed in counterparts, each of which will be deemed an original and will constitute one and the same instrument.  The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		JANUS MANAGEMENT HOLDINGS CORPORATION

/s/ Gregory A. Frost		By:	/s/ Richard M. Weil
Richard M. Weil, President

Date:	July 15, 2011	Date:	July 15, 2011

EXHIBIT A

Supplemental Legal Release

This Supplemental Legal Release (“Supplemental Release”) is between Janus Management Holdings Corporation (the “Company”) and Gregory A. Frost (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

1.                                       Executive and the Company are parties to a Transition Agreement and Legal Release to which this Supplemental Release is appended as Exhibit A (the “Transition Agreement”).

2.                                       Executive wishes to receive the benefits described in Section 5(b) of the Transition Agreement (the “Transition Benefit”).

3.                                       Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Final Effective Date defined below.

Agreement

The Parties agree as follows:

The Company shall pay or provide to the Executive the entire Transition Benefit, as, when and on the terms and conditions specified in the Transition Agreement.

In consideration of the Transition Benefit and the Company’s other covenants and agreements contained herein, Executive, on his own behalf and on behalf of his heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them Executive or his heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the date hereof, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body.  This release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or his separation therefrom, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of

1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees; provided, however, that notwithstanding the foregoing or anything else contained in this Supplemental Release, Executive’s release shall not extend to (i) any rights arising under or recognized by the Transition Agreement; (ii) any benefits or claims for benefits under any welfare benefit plans (as described in the Transition Agreement) accrued as of the date hereof; (iii) any vested rights under any pension, retirement, profit sharing or similar plan; (iv) Executive’s rights, if any, to indemnification or defense under any Janus Entity certificate of incorporation, bylaw and/or policy or procedure, or Janus Entity insurance contract, in connection with Executive’s acts or omissions within the course and scope of Executive’s employment with the Company; and (v) any rights arising under COBRA.  Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters released in this paragraph.  Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this paragraph.

4.                                       Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Transition Benefit.

5.                                       Executive agrees that the only thing of value that he will receive by signing this Supplemental Release is the Transition Benefit.

6.                                       The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.

[SIGNATURES FOLLOW]

NOTE:  DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EMPLOYEE’S FINAL DAY OF EMPLOYMENT.

JANUS MANAGEMENT HOLDINGS CORPORATION		EXECUTIVE

/s/ Gregory A. Frost
By:	/s/ Richard M. Weil
Gregory A. Frost

Date:	July 15, 2011
		Date:	July 15, 2011